SECURED PROMISSORY NOTE

Fort Collins, Colorado

           April 12, 2016

FOR VALUE RECEIVED, WestMountain Gold, Inc., a Colorado corporation (“Payor”) with an address of 120 East Lake Street, Suite 401, Sandpoint, ID 83864, promises to pay to the order of BOCO Investments, LLC, a Colorado limited liability company with an address of 262 E. Mountain Avenue, Fort Collins, CO 80524 (“Holder”, which term will include any transferee of this Note), the outstanding principal balance of the borrowings as set forth in the last entry on the Schedule attached hereto (the “Loan Amount”), which shall not exceed at any one time Six Hundred Forty Thousand Dollars ($640,000.00, the “Maximum Loan Amount”), and interest on the Loan Amount at the rate of eight percent (8%) per annum, compounded annually.  Such interest shall commence on the date of the first borrowing and shall continue to accrue on the Loan Amount until paid in full.  Interest shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY THAT CERTAIN SECURITY AGREEMENT, DATED JUNE 27, 2013 AND THAT CERTAIN SECURITY AND INTER-CREDITOR AGREEMENT, DATED MAY 15, 2015, BOTH EXECUTED BY THE PAYOR IN FAVOR OF HOLDER (THE “SECURITY AGREEMENTS”).  SPECIFICALLY, THE TERM “TRANSACTION AGREEMENTS” AS DEFINED IN THE JUNE 27, 2013 SECURITY AGREEMENT IS AMENDED TO INCLUDE THIS NOTE.  ADDITIONAL RIGHTS OF HOLDER ARE SET FORTH IN THE SECURITY AGREEMENTS.

1.

The outstanding Loan Amount, together with all accrued and unpaid interest thereon (collectively, the “Aggregate Note Amount”), shall be due and payable on October 31, 2018 (the “Maturity Date”).

2.

All payments shall be in lawful money of the United States of America in cash, by certified check, or wire transfer.

3.

Payor may, at any time and from time to time, make payments on account of the interest on and Loan Amount of this Note.  All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.

4.

Payor may make borrowing requests at any time prior to thirty (30) days before the Maturity Date.  A requested borrowing must be no less than Ten Thousand U.S. Dollars ($10,000.00) and, when added to previous borrowings, shall not exceed the Maximum Loan Amount.  Payor shall provide such information as may be requested by Holder to determine whether Holder wishes to provide the requested funds.  Holder shall be under no obligation to fund any requested borrowing and Holder may decline a requested borrowing for any reason and for no reason.

5.

Holder will enter on the Schedule the principal amount of each borrowing by Payor, any repayment of principal and/or interest which Payor makes, the date on which each such borrowing or repayment is made, and the outstanding Aggregate Note Amount as a result of each such borrowing or repayment.  Payor hereby authorizes Holder to make such entries and agrees that those entries and the outstanding Loan Amount as shown on the Schedule will constitute conclusive evidence of all borrowings and repayments and the dates thereof and of the outstanding Loan Amount under this Note.

6.

The outstanding balance of any amount owing under this Note or the Security Agreements which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum above the rate that would otherwise be in effect under this Note.

7.

Payor shall make all payments under this Note without defense, set-off or counterclaim on its part.

8.

Payor shall pay, on demand, all expenses of collecting and enforcing this Note and any and all Collateral securing this Note, including, without limitation, reasonable attorney fees (“Expenses”).

9.

The occurrence of any one or more of the following shall constitute an “Event of Default”:

a.

Payor fails to pay timely any amount due under this Note or the Security Agreements on the date the same becomes due and payable;

b.

Payor shall breach any provision of the Security Agreements, any provision under this Note, any provision of any other agreement between or among Payor and Holder, or should any representation or warranty of Payor made herein, in the Security Agreements, or in any other agreement, statement, certificate, or communication given to Holder be false or misleading in any material respect when made or become false or misleading in any material respect after the date of this Note;

c.

Payor shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of $50,000 or more to become due prior to its stated date of maturity;

d.

Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing;

e.

An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor;

f.

A final judgment or order for the payment of money in excess of $50,000 shall be rendered against the Payor and the same shall remain undischarged for a period of 10 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined below) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy;

g.

Payor shall fail to maintain the listing of its common stock on at least one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

h.

Payor shall fail to comply with the reporting requirements of the Exchange Act; and/or Payor shall cease to be subject to the reporting requirements of the Exchange Act;

i.

Any cessation of operations by Payor;

j.

Payor’s failure to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future);

k.

The sale, conveyance, or disposition of all or substantially all of the assets of the Payor, the effectuation by the Payor of a transaction or series of related transactions in which more than 50% of the voting power of the Payor is disposed of, or the consolidation, merger or other business combination of the Payor with or into any other Person (as defined below) or Persons when, the Payor is not the survivor.  "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization;

l.

The occurrence of an Event of Default under any other agreement(s) between or among Payor and Holder, regardless of whether other persons are also party to such agreement(s); and

m.

Holder in good faith believes itself insecure.

10.

Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Payor hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which Payor expressly waives.  In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise all other rights, powers or remedies granted to it under this Note or otherwise permitted to it by law (including but not limited to foreclosure of the security interest(s) granted in the Security Agreements), either by suit in equity or by action at law, or both, all such remedies being cumulative.

11.

Promptly upon the occurrence thereof, Payor shall furnish to Holder written notice of the occurrence of any Event of Default hereunder.

12.

So long as Payor shall have any obligation under this Note, Payor shall not, without the Holder's written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation or other entity, including, without limitation, officers, directors, employees, subsidiaries and affiliates of Payor, except loans, credits or advances in existence or committed on the date hereof and which Payor has informed Holder in writing prior to the date hereof.

13.

So long as Payor shall have any obligation under this Note, Payor shall not, without the Holder's prior written consent, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsement and contingencies in existence or committed on the date hereof and which Payor has informed Holder in writing prior to the date hereof.

14.

Payor unconditionally waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

15.

Notwithstanding any other provision of this Note, interest under this Note shall not exceed the maximum rate permitted by applicable law, and if any amount is paid under this Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a payment on account of the principal amount of this Note. If such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Payor.

16.

Payor agrees that the indebtedness evidenced by this Note is secured by a senior pledge of all of Payor’s assets and not subordinate to any other pledge or security interest, as set forth in the Security Agreements.  Payor agrees to take such actions and execute such documents as Holder reasonably requests to perfect its security interest in Payor’s assets.

17.

No failure by Holder to exercise, or delay by Holder in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy.  Holder may not waive any of its rights except by an instrument in writing signed by it.

18.

If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19.

This Note shall be binding upon and shall inure to the benefit of Payor and Holder and their respective successors and assigns.  Payor may not transfer or assign any of its rights or obligations under this Note without the prior written approval of Holder, which may be granted or withheld in Holder’s sole and absolute discretion.  This Note may not be amended or modified orally, but only by an amendment in writing signed by Payor and Holder.

20.

This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles that would result in the application of any law other than Colorado law.  Exclusive venue for all actions arising out of this Note shall be in the District Court in and for the City and County of Denver, Colorado.

21.

Payor hereby ratifies the validity of the Prior Obligations (as that term is defined below) and confirms all of its obligations thereunder, agrees that it has no defenses or offsets to the same, agrees that all of the Prior Obligations are valid and enforceable against Payor in accordance with their terms and remain in full force and effect.  Payor further acknowledges that as of the date of this Note, Payor does not have any claims or causes of action against Holder, nor any defenses or offsets to the enforcement of the Prior Obligations and, to the extent such claims, cause of action, defense or offsets may exist, Payor expressly waives and releases the same.  The term “Prior Obligations” as used herein means any and all obligations running from Payor to Holder including, without limitation, the following promissory notes and all loan agreements and security agreements entered into with respect to the same:

(a)

That Amended and Restated Secured Convertible Promissory Note dated September 17, 2012 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of approximately $1,852,155, as amended;

(b)

The Promissory Note dated May 7, 2013 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $500,000, as amended;

(c)

That Promissory Note dated June 27, 2013 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $500,000, as amended;

(d)

That Secured Promissory Note dated February 14, 2014 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $1,000,000, as amended;

(e)

That Secured Convertible Promissory Note dated May 23, 2014 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $100,000, as amended;

(f)

That Secured Convertible Promissory Note dated June 9, 2014 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $100,000, as amended;

(g)

That Promissory Note dated May 1, 2015 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $100,000, as amended;

(h)

That Secured Promissory Note dated June 26, 2015 between WestMountain (as borrower) and BOCO (as lender), as amended; and

(i)

That Secured Promissory Note dated March 22, 2016 between WestMountain (as borrower) and BOCO (as lender) in the principal amount of $125,000.

Dated as of the date first set forth above.

PAYOR:
WestMountain Gold, Inc.
a Colorado corporation By: /s/ James W. Creamer III
Name: James W. Creamer III
Title: CFO & Director

SCHEDULE OF BORROWINGS

Date	Amount of Borrowing/Repayment (U.S.$)	Outstanding Aggregate Note Amount
4-14-16	$160,000	$160,000